Exhibit 16.1

March 8, 2005


Securities and Exchange Commission
Washington D.C.
Att:  Christine Davis, Staff Accountant
Mail Stop 04-06


                  Re: Activecore Technologies (Formerly IVP Technology Corp.) Form 8 K filed February 15, 2005
                  File number 000-30397

Dear Ms. Davis:

Thank you for your letter of February 23, 2005. We have attached a copy of the revised 8KA that it covers all the items that you mentioned in your letter.

Specifically:

1) We have revised the date to correct the typographical error to reflect the correct year during which the events took place.

2) We have revised the form to indicate that it was the company which initiated the action to hire a new auditor and that subsequently the former auditor replied with its letter acknowledging that we had dismissed them.

3)    We engaged BDO effective February 10, 2005.

4) We have revised the wording to indicate that there were no disagreements with the former auditor up to the date that the company switched auditors.

5) We believe that the former auditor placed the wording indicating that there was a modification to the statements in order to be more precise than including simply the words "going concern note". We have revised the wording to indicate that the audit reports of Weinberg & Company, P.A., contained a modification paragraph for a going concern. The auditors wanted to clearly indicate that it is not the Company's opinion, but rather the auditor's opinion and they also wanted to clearly indicate the going concern was in the opinion and not just a footnote to the financial statements.

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General:

In all matters the company acknowledges that it is responsible for the adequacy and accuracy of the disclosure in its filings. We also acknowledge that staff comments or changes to disclosure in response to staff comments neither do nor foreclose the commission from taking any action with respect to the filing and the company may not assert staff comments as a defense in any proceeding initiated by the commission or any person under the federal securities laws of the United States.


Sincerely yours,

Peter J. Hamilton
President and CEO